UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 19, 2014, Puma Biotechnology, Inc. (the “Company”) entered into an amendment (the “Lease Amendment”) to that certain lease executed June 7, 2012 (the “Existing Lease”) with DWF III Gateway, LLC whereby the Company was leasing approximately 9,560 rentable square feet of office space (the “Current Premises”) in the building located at 701 Gateway Boulevard, South San Francisco, California 94080. The Lease Amendment expands the lease to cover approximately an additional 7,152 rentable square feet (the “Expansion Premises”). In addition, the Lease Amendment extends the term of the lease for twenty-four (24) months (the “Extended Term”), such that the term of the lease expires on October 31, 2021, unless sooner terminated pursuant to the terms of the lease.

Pursuant to the Lease Amendment, the base rent for the Current Premises will continue to be payable in accordance with the terms of the Existing Lease through the original expiration date of October 31, 2019. After October 31, 2019, the base rent will increase to approximately $35,465 per month for the first year of the Extended Term and $36,528 per month for the second year of the Extended Term.

The Company expects to enter the Expansion Premises on or about December 1, 2014 (the “Expansion Date”). The base rent for the Expansion Premises will be approximately $22,886 per month for the first year, and will increase over the course of the term of the lease, up to approximately $27,328 per month during the seventh year. In addition, the Lease Amendment provides that prior to the Expansion Date the Company will lease and occupy on a temporary basis approximately 6,923 rentable square feet for approximately $13,846 per month.

The foregoing summary of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Lease, dated May 19, 2014, by and between DWF III Gateway, LLC and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: May 23, 2014	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Lease, dated May 19, 2014, by and between DWF III Gateway, LLC and the Company